EXHIBIT 21.1

Subsidiaries of Propex Fabrics Inc.

As of December 31, 2004

Each of the following is directly or indirectly wholly-owned by Propex Fabrics Inc.

Propex Fabrics International Holdings I Inc. (Delaware)

Propex Fabrics International Holdings II Inc. (Delaware)

Propex do Brasil Ltda. (Brazil)

Propex Fabrics Holdings do Brasil Ltda. (Brazil)

Propex Fabrics Canada, Inc. (Canada)

AFFC Magyarorszag Vagyonkezelo Korlatolt Felelossegu Tarsasag (Hungary)

Amoco Fabrics Magyarorszag Vagyonkezelo Korlatolt Felelossegu Tarsasag (Hungary)

Amoco Fabrics GmbH (Germany)

AFFC Mexico Holdings, S.A. de C.V. (Mexico)

Amoco Fabrics & Fibers de Mexico, S.A. de C.V. (Mexico)

Amoco Fibers and Fabrics Servicios, S.A. de C.V. (Mexico)